Exhibit (d)(2)

EXECUTION VERSION

TENDER AND SUPPORT AGREEMENT

          This Tender and Support Agreement, dated as of October 31, 2012 (this “Agreement”), is among Curtiss-Wright Controls, Inc., a Delaware corporation (“Parent”), Columbia Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”), and the individual or entity listed on Schedule A hereto (the “Stockholder”). Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement and Plan of Merger dated as of the date of this Agreement (the “Merger Agreement”) among Parent, Acquisition Sub and Williams Controls, Inc., a Delaware corporation (the “Company”).

RECITALS

A.

The Stockholder owns beneficially (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) and/or of record (as specified on Schedule A) the shares of Company Common Stock set forth opposite such Stockholder’s name on Schedule A (all such shares of Company Common Stock that are outstanding as of the date hereof, together with any other shares of Company Common Stock that are hereafter issued to, or are otherwise acquired or owned, beneficially or of record, by such Stockholder during the Agreement Period (as defined below), including through the exercise of any stock options, warrants, convertible or exchangeable securities or other similar instruments of the Company, and any other securities of the Company described in Section 11, but excluding any shares that are disposed of in compliance with Section 7.2, collectively, the “Subject Shares”).

B.

Concurrently with the execution and delivery of this Agreement, Parent, Acquisition Sub and the Company are entering into the Merger Agreement, a copy of which has been made available to the Stockholder, which provides for, among other things, the making of a tender offer (such offer, as it may be amended from time to time as permitted by the Merger Agreement, the “Offer”) by Acquisition Sub for all of the outstanding shares of Company Common Stock, and the subsequent merger of Acquisition Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth therein.

C.	As an inducement to and condition to Parent’s and Acquisition Sub’s willingness to enter into the Merger Agreement, the Stockholder has agreed to enter into this Agreement with Parent.

Therefore, intending to be legally bound, the parties agree as follows:

AGREEMENT

ARTICLE I
AGREEMENT TO TENDER

1.1      Tender. The Stockholder hereby agrees to validly tender or cause to be tendered in the Offer any and all Subject Shares of such Stockholder, pursuant to and in accordance with the terms of the Offer, no later than five Business Days after the receipt by such Stockholder of a letter of transmittal with respect to the Offer. In furtherance of the foregoing, at the time of such tender, the Stockholder shall: (i) deliver to the Paying Agent in the Offer (the “Paying Agent”): (A) a letter of transmittal with respect to its Subject Shares complying with the terms of the Offer; (B) a certificate or certificates representing such Subject Shares or an “agent’s message” (or such other evidence, if any, of transfer as the Depositary may reasonably request) in the case of a book-entry transfer of any Subject Shares; and (C) all other documents or instruments, to the extent applicable, in the form required to be delivered by the Stockholders of the Company pursuant to the terms of the Offer; or (ii) cause its broker or such other

Person that is the holder of record of any Subject Shares to tender such Subject Shares pursuant to and in accordance with the terms of the Offer and within the timeframe specified in the first sentence of this Section 1.1. The Stockholder agrees that once its Subject Shares are tendered, such Stockholder will not withdraw or cause or permit to be withdrawn any of such Subject Shares from the Offer, unless and until this Agreement shall have been terminated in accordance with Section 12.4. Any shares of Company Common Stock acquired or obtained by the Stockholder following the date of its initial tender pursuant to this Section 1.1 shall be promptly tendered after the receipt thereof, and in no case later than the Acceptance Time.

1.2      Exercise of Options. The execution and delivery of this Agreement shall serve as a notice of exercise of all Company Options held by the Stockholder, which exercise shall be deemed to have occurred contemporaneously with, and contingent upon, the Acceptance Time. The exercise price of such Company Options shall be paid in cash or pursuant to the cashless exercise provisions thereof. For purposes of clarity, all shares of Company Common Stock issued upon such exercise shall be included in the Subject Shares and tendered pursuant to Section 1.1. For purposes of any net issue exercise provisions of any such Company Options, the time of exercise of options exercised pursuant hereto shall be deemed to be the Acceptance Time, and the fair market value of the Company Common Stock for purposes of the determination of the number of shares to be issued upon exercise thereof, and the payment of the exercise price therefor, shall be deemed to be equal to the Offer Price.

1.3      Return of Subject Shares. If the Offer is terminated or withdrawn by Acquisition Sub, or the Merger Agreement is validly terminated prior to the Acceptance Time, Parent and Acquisition Sub shall promptly return, and shall cause the Paying Agent acting on behalf of Parent and Acquisition Sub to return, all tendered Subject Shares to the registered holders of the Subject Shares tendered in the Offer.

ARTICLE II
DOCUMENTATION AND INFORMATION

2.1      The Stockholder: (a) consents to and authorizes the publication and disclosure by Parent, Acquisition Sub or the Company, as applicable, of such Stockholder’s identity and holdings of Subject Shares, the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that Parent, Acquisition Sub or the Company, as applicable, reasonably determines is required to be disclosed by applicable Laws in any press release, any of the Offer Documents, the Schedule 14D-9 or any other disclosure document (whether or not filed with the SEC) in connection with the Offer, the Merger and the other transactions contemplated by the Merger Agreement (the “Contemplated Transactions”); and (b) agrees to promptly give to Parent, Acquisition Sub or the Company, as applicable, any information it may reasonably require for the preparation of any such disclosure documents. The Stockholder: (i) represents and warrants that none of the information provided by or on behalf of such Stockholder pursuant to this Section 2 will, at the time it so provided, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and (ii) agrees to promptly notify Parent, Acquisition Sub and the Company, as applicable, of any required corrections with respect to any such information, if and to the extent that any such information shall have become false or misleading in any material respect. Notwithstanding the foregoing, Parent, Acquisition Sub and the Company shall use reasonable efforts to inform the Stockholder of any public disclosure of such information about the Stockholder prior to making such disclosure public. The Stockholder shall consult with Parent before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated hereby and shall not issue any such press release or make any public statement without the approval of Parent, except as pursuant to applicable Laws.

ARTICLE III
VOTING AGREEMENT

3.1      The Stockholder irrevocably and unconditionally agrees that if such Stockholder’s Subject Shares have not been previously accepted for payment pursuant to the Offer, such Stockholder shall, or shall cause the holder of record thereof on any applicable record date, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Common Stock, however called (each, a “Company Stockholders Meeting”), or (if applicable) pursuant to any consent of the Stockholders of the Company in lieu of a meeting or otherwise, to:

           (a)          be present, in person or represented by proxy, or otherwise cause such Stockholder’s Subject Shares to be counted for purposes of determining the presence of a quorum at such meeting (to the fullest extent that such Subject Shares may be counted for quorum purposes under applicable Laws); and

           (b)          vote (or cause to be voted) with respect to all such Stockholder’s Subject Shares to the fullest extent that such Subject Shares are entitled to be voted at the time of any vote:

                         (i)          in favor of: (A) the approval of the Merger Agreement; (B) without limitation of the preceding clause “(A),” the approval of any proposal to adjourn or postpone the Company Stockholders Meeting to a later date if there are not sufficient votes for approval of the Merger Agreement on the date on which the Company Stockholders Meeting is held; provided, however, that the Stockholder shall not be required to approve a proposal to adjourn the meeting past the Outside Date; and (C) any other matter necessary, or reasonably requested by Parent, for the consummation of the Contemplated Transactions, including the Offer and the Merger; and

                        (ii)          against: (A) any action (including any amendment to the Company’s articles of incorporation or bylaws, as in effect on the date hereof), agreement or transaction that would reasonably be expected to frustrate the purposes of, impede, hinder, interfere with, nullify, prevent, delay or adversely affect, in each case in any material respect, the consummation of the Contemplated Transactions, including the Offer and the Merger; (B) any Acquisition Proposal or any agreement related thereto, and any action in furtherance of any Acquisition Proposal; (C) any merger, acquisition, sale, consolidation, reorganization, recapitalization, extraordinary dividend, dissolution, liquidation or winding up of or by the Company, or any other extraordinary transaction involving the Company (other than the Merger) or any of its Subsidiaries, or a material portion of their respective assets; and (D) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach, in any material respect, of any covenant, representation or warranty or any other obligation or agreement of such Stockholder under this Agreement.

ARTICLE IV
IRREVOCABLE PROXY

4.1      The Stockholder hereby revokes (and agrees to cause to be revoked) all proxies, if any, that it has heretofore granted with respect to its Subject Shares. The Stockholder hereby irrevocably appoints Parent as attorney-in-fact and proxy for and on behalf of such Stockholder, until the end of the Agreement Period, for and in the name, place and stead of such Stockholder, to:

           (a)          attend any and all Company Stockholder Meetings;

           (b)          vote, express consent or dissent or issue instructions to the record holder to vote such Stockholder’s Subject Shares in accordance with the provisions of Article 3 at any and all Company Stockholder Meetings; and

           (c)          if applicable, grant or withhold, or issue instructions to the record holder to grant or withhold, in accordance with the provisions of Article 3, all written consents with respect to the Subject Shares at any and all Company Stockholder Meetings or otherwise.

The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of such Stockholder) until the end of the Agreement Period and shall not be terminated by operation of Law or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 12.4. The Stockholder authorizes such attorney and proxy to substitute any other Person(s) to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of the Company. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with and granted in consideration of and as an inducement to Parent and Acquisition Sub entering into the Merger Agreement and that such irrevocable proxy is given to secure the obligations of such Stockholder under Section 3.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

5.1      The Stockholder represents and warrants to Parent and Acquisition Sub as follows (it being understood that, except where expressly stated to be given or made as of the date hereof only, the representations and warranties contained in this Agreement shall be made as of the date hereof, as of the Acceptance Time and, if such Stockholder’s Subject Shares have not been previously accepted for payment pursuant to the Offer, as of the date of each Company Stockholders Meeting or (if applicable) consent in lieu thereof).

           (a)          Organization. If such Stockholder is not an individual, it is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization.

           (b)          Authorization. If such Stockholder is not an individual, it has full corporate, limited liability company, partnership or trust power and authority to execute and deliver this Agreement and to perform its obligations hereunder. If such Stockholder is an individual, he or she (or the representative or fiduciary signing on his or her behalf, as applicable) has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. If such Stockholder is not an individual, the execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby have been duly authorized by all necessary corporate, limited liability company, partnership or trust action on the part of such Stockholder. This Agreement has been duly executed and delivered by or on behalf of such Stockholder and constitutes a valid and legally binding obligation of such Stockholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

           (c)          No Violation.

                         (i)          The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of such Stockholder’s obligations hereunder will not: (A) if such Stockholder is not an individual, contravene, conflict with, or result in any violation or breach of any provision of its articles of incorporation, bylaws or similar organizational documents; (B) assuming compliance with the matters referred to in Section 5.1(c)(ii), contravene, conflict with, or result in a violation or breach of any Law or any judgment, injunction, order or decree of any Governmental Authority with competent jurisdiction applicable to such Stockholder; or (C) constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which such Stockholder is entitled under any provision of any Contract binding upon such Stockholder, or result in the imposition of any Encumbrance on any assets of such Stockholder, except, in the case of clauses “(B)” and “(C)” of this sentence, for such matters as would not, individually or in the aggregate, reasonably be expected to prevent, delay, impair or otherwise adversely affect, in each case, in any material respect, the ability of Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

                         (ii)          No consent, approval, order, authorization or permit of, or registration, declaration or filing with or notification to, any Governmental Authority or any other Person is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement by such Stockholder or the performance by such Stockholder of such Stockholder’s obligations hereunder, except for the filing with the SEC of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 of the Securities Exchange Act of 1934, as amended as may be required in connection with this Agreement and the transactions contemplated hereby.

          (d)          Ownership of Subject Shares. As of the date hereof, the Stockholder is, and (except with respect to any Subject Shares Transferred in accordance with Section 7.2 or accepted for payment pursuant to the Offer) at all times during the Agreement Period will be, the beneficial and/or record owner (as specified on Schedule A) of, and have good and marketable title to, such Stockholder’s Subject Shares free and clear of all Liens, including any limitations or restrictions on such Stockholder’s voting or disposition rights pertaining thereto. Other than as provided in this Agreement, such Stockholder has, and (except with respect to any Shares Transferred in accordance with Section 7.2 or accepted for payment pursuant to the Offer) at all times during the Agreement Period will have, with respect to such Stockholder’s Subject Shares, the sole power, directly or indirectly, to vote, dispose of, exercise, exchange and convert, as applicable, such Subject Shares, and to demand or waive any appraisal or dissenters’ rights or issue instructions pertaining to such Subject Shares with respect to the matters set forth in this Agreement, in each case with no limitations, qualifications or restrictions on such rights, and, as such, has, and (except with respect to any Shares Transferred in accordance with Section 7.2 or accepted for payment pursuant to the Offer) at all times during the Agreement Period will have, the complete and exclusive power to, directly or indirectly: (i) issue (or cause the issuance of) instructions with respect to the matters set forth in Section 4; (ii) agree to all matters set forth in this Agreement; and (iii) demand and waive appraisal or dissenters’ rights. Except to the extent of any Subject Shares acquired after the date hereof (which shall become Subject Shares upon that acquisition), the number of shares of the Company Common Stock set forth on Schedule A opposite the name of such Stockholder are the only shares of Company Common Stock owned beneficially and/or of record (as specified on Schedule A) by such Stockholder on the date of this Agreement. Other than the Subject Shares and any shares of Company Common Stock that are the subject of unexercised Company Options held by such Stockholder (the number of which is set forth opposite the name of such Stockholder on Schedule A), such Stockholder does not own any shares of Company Common Stock or any options to purchase or rights to subscribe for or otherwise acquire any securities of the Company and has no interest in or voting rights with respect to any securities of the Company. Except as provided in this Agreement, there are no agreements or arrangements of any kind, contingent or otherwise, to which such Stockholder is a party obligating Stockholder to Transfer or cause to be Transferred, any of such Stockholder’s Subject Shares. Except pursuant to this Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Stockholder’s Subject Shares.

          (e)          No Other Proxies. None of such Stockholder’s Subject Shares are subject to any voting agreement, trust or other agreement or arrangement with respect to voting or to any proxy, on the date of this Agreement, except pursuant to this Agreement.

          (f)          Absence of Litigation. As of the date hereof, there is no Legal Proceeding pending against, or, to the knowledge of such Stockholder, threatened against or otherwise affecting, such Stockholder or any of its or his properties or assets (including such Stockholder’s Subject Shares) that could reasonably be expected to impair in any material respect the ability of such Stockholder to perform its or his obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

          (g)          Opportunity to Review; Reliance. Such Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of its own choosing. Such Stockholder understands and acknowledges that Parent and Acquisition Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

          (h)          Finders’ Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Acquisition Sub or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder in its or his capacity as such.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

6.1      Parent and Acquisition Sub hereby represent and warrant to the Stockholder, as of the date hereof, as of the Acceptance Time and as of the date of each Company Stockholders Meeting, that: (a) such party has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) the execution, delivery and performance by such party of this Agreement and the consummation by such party of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such party; and (c) this Agreement constitutes a valid and legally binding obligation of such party in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

ARTICLE VII
NO PROXIES FOR OR LIENS ON SUBJECT SHARES; NO SOLICITATION

7.1      Prohibition on Transfer. Except pursuant to the terms of this Agreement, during the Agreement Period, the Stockholder shall not (and the Stockholder shall not permit any Person under the Stockholder’s control to), without the prior written consent of Parent, directly or indirectly: (i) grant or permit the grant of any proxies, powers of attorney, rights of first offer or refusal or other authorizations in or with respect to, or enter into any voting trust or voting agreement or arrangement with respect to, any Subject Shares or any interest therein; (ii) sell (including short sell), assign, transfer, tender, pledge, encumber, grant a participation interest in, hypothecate or otherwise dispose of (including by gift) (each, a “Transfer”) any Subject Shares or any interest therein; (iii) create or otherwise permit any Liens to be created on any Subject Shares; (iv) enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with the Company or any other Person, with respect to any Subject Shares or any interest therein; (v) enter into any Contract with any Person with respect to the direct or indirect Transfer of any Subject Shares or any interest therein; (vi) enter into a swap or other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of any Subject Shares; or (vii) agree to do any of the foregoing. The Stockholder shall not, and shall not permit any Person under such Stockholder’s control or any of its or their respective

Representatives to, seek or solicit any such Transfer or any such Contract. Without limiting the foregoing, the Stockholder shall not take any other action that would in any way restrict, limit or interfere in any material respect with the performance of such Stockholder’s obligations hereunder (or with the Contemplated Transactions) or make any representation or warranty of such Stockholder in this Agreement untrue or incorrect.

7.2      Exceptions. Notwithstanding the foregoing, the Stockholder shall have the right to Transfer all or any portion of its or his Subject Shares to a Permitted Transferee of such Stockholder if and only if prior thereto and as a condition to the effectiveness of such Transfer, such Permitted Transferee shall have agreed in writing, in a manner reasonably acceptable in form and substance to Parent: (i) to accept such Subject Shares subject to the terms and conditions of this Agreement; and (ii) to be bound by this Agreement and to agree and acknowledge that such Person shall constitute a Stockholder for all purposes of this Agreement; provided that notwithstanding any such Transfer, such Stockholder shall continue to be liable for any breach by any Permitted Transferee of its or his agreements and covenants under this Agreement. “Permitted Transferee” means, with respect to the Stockholder: (A) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild of such Stockholder; (B) any trust, the trustees of which include only the Stockholder and/or the other Persons named in clause “(A)” of this sentence and the beneficiaries of which include only the Stockholder and/or the Persons named in clause “(A)” of this sentence; (C) any corporation, limited liability company or partnership, the Stockholders, members or general and limited partners of which include only the Persons named in clauses “(A)” or “(B)” of this sentence; or (D) if such Stockholder is a trust, the beneficiary or beneficiaries authorized or entitled to receive distributions from such trust.

7.3      Effect of Attempted Transfer. Any attempted Transfer of Subject Shares, or any interest therein, in violation of this Section 7 shall be null and void. In furtherance of this Agreement, the Stockholder hereby authorizes Parent and Acquisition Sub to direct the Company to impose stop orders to prevent the Transfer of any Subject Shares on the books of the Company in violation of this Agreement. If so requested by Parent, the Stockholder agrees that its Subject Shares shall bear a legend stating that they are subject to this Agreement.

7.4      No Solicitation. During the Agreement Period, the Stockholder shall not (and the Stockholder shall ensure that its Representatives do not), directly or indirectly, take any action that the Company is prohibited from taking under Section 6.2 of the Merger Agreement.

ARTICLE VIII
WAIVER OF DISSENTERS’ RIGHTS

8.1      The Stockholder hereby irrevocably and unconditionally waives, and agrees not to assert, exercise or perfect, any and all rights he or it may have as to appraisal, dissent or any similar or related matter with respect to any of such Stockholder’s Subject Shares that may arise with respect to the Merger or any of the Contemplated Transactions, including under Section 262 of the Delaware General Corporation Law.

ARTICLE IX
NOTICES OF CERTAIN EVENTS

9.1      The Stockholder shall notify Parent of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach of any of such Stockholder’s representations or warranties in this Agreement.

ARTICLE X
FURTHER ASSURANCES

10.1     Parent and the Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, to perform their respective obligations under this Agreement.

ARTICLE XI
CERTAIN ADJUSTMENTS

11.1     In the event of a stock dividend or distribution, stock split, reverse stock split, recapitalization, subdivision, combination, merger, consolidation, reclassification, spin-off, readjustment, exchange of shares or the like, on, of or affecting the Subject Shares, the term “Subject Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in the transaction.

ARTICLE XII
MISCELLANEOUS

12.1     Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by email, portable document format (.pdf), by hand or by facsimile (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

If to Parent or Acquisition Sub, to:

Curtiss-Wright Controls, Inc.
15800 John J. Delaney Dr., Suite 200
Charlotte NC 28277
Attention: Tom Quinly, President
Facsimile No.: (704) 869-4601
email address: tquinly@curtisswright.com

with a copy to:

Curtiss-Wright Controls, Inc.
15800 John J. Delaney Dr., Suite 200
Charlotte NC 28277
Attention: Robert H. Shaw, VP & General Counsel
Facsimile No.: (704) 869-4601
email address: rshaw@curtisswright.com

with a copy (which shall not constitute notice) to:

Reed Smith LLP
2500 One Liberty Place
1650 Market Street
Philadelphia, PA 19103
Attention: Brian C. Miner
Facsimile No.: (215) 851-1420
email address: bminer@reedsmith.com

If to a Stockholder, to his, her or its address set forth on a signature page hereto, with a copy (which shall not constitute notice) to:

Davis Wright Tremaine LLP
1201 Third Avenue, Suite 2200
Seattle, Washington 98101
Attention: Marcus J. Williams
Facsimile: (206) 757-7999

12.2     Amendment and Waivers.

            (a)          Any provision of this Agreement may be amended during the Agreement Period if, but only if, such amendment is in writing and is signed by each party to this Agreement.

            (b)          No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

12.3     Binding Effect; Benefit; Assignment.

            (a)          The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns. Without limiting any of the restrictions set forth in Section 7 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Shares are Transferred prior to the end of the Agreement Period.

            (b)          Neither the Stockholder, on the one hand, nor Parent or Acquisition Sub, on the other hand, may assign this Agreement or any of his or its rights, interests or obligations hereunder (whether by operation of law or otherwise) without the prior written approval of Parent or such Stockholder, as applicable, except that each of Parent and Acquisition Sub may transfer or assign their respective rights and obligations under this Agreement, in whole or from time to time in part, to one or more of their respective Affiliates at any time; provided that such transfer or assignment shall not relieve such Person of its obligations under this Agreement.

12.4     Termination. This Agreement shall automatically terminate and become void and of no further force or effect on the earliest to occur of: (i) the Effective Time; (ii) the termination of this Agreement by written notice from Parent to the Stockholder; and (iii) the termination of the Merger Agreement in accordance with its terms (the period from the date hereof through the termination of this Agreement being referred to as the “Agreement Period”); provided that: (A) Section 12.5 and Section 12.8 shall survive such termination; and (B) no such termination shall relieve or release the Stockholder, Parent or Acquisition Sub from any obligations or liabilities arising out of his or its breach of this Agreement prior to its termination.

12.5     Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

            (a)          This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof (it being understood, however, that with respect to any matters of corporate law required to be governed by the laws of the State of Delaware, such laws shall apply).

            (b)          In any action between any of the parties arising out of or relating to this Agreement each of the parties: (A) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware); (B) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (C) agrees that it will not bring any such action in any court other than the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware). Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 12.1 shall be effective service of process for any such action.

            (c)          EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF EITHER OF SUCH WAIVERS; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (C) IT MAKES SUCH WAIVERS VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.5 (c).

12.6     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto shall replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

12.7      Enforcement. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, in the event of any breach or threatened breach by Parent or Acquisition Sub, on the one hand, or the Stockholder, on the other hand, of any covenant or obligation of such party contained in this Agreement, the other party shall be entitled to obtain, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy): (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (ii) an injunction restraining such breach or threatened breach; this being in addition to any other remedy to which any such party is entitled at law or in equity.

12.8     Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by or on behalf of the party incurring such cost or expense, whether or not the transactions contemplated by this Agreement are consummated.

12.9     Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

12.10   Entire Agreement. This Agreement (including all Schedules hereto) and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

12.11    Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

12.12    Interpretation.

            (a)          For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

            (b)          The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

            (c)          As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

            (d)          Unless otherwise indicated or the context otherwise requires: (A) any definition of or reference to any agreement, instrument or other document or any Law herein shall be construed as referring to such agreement, instrument or other document or Law as from time to time amended, supplemented or otherwise modified; (B) any reference herein to any Person shall be construed to include such Person’s successors and assigns; (C) any reference herein to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement; and (D) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

12.13    Stockholder Capacity. The Stockholder is signing and entering this Agreement solely in his capacity as the beneficial owner of Subject Shares, and nothing herein shall limit or affect in any way any actions that may be hereafter taken by him in his capacity as an employee, officer or director of the Company or any Subsidiary of the Company in accordance with the provisions of the Merger Agreement.

12.14    Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

[The next page is the signature page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CURTISS-WRIGHT CONTROLS, INC.

By:	/s/ Robert H. Shaw

Name: Robert H. Shaw
Title: VP & General Counsel

COLUMBIA ACQUISITION SUB, INC.

By:	/s/ John Watts

Name: John Watts
Title: President

[Stockholder signature on next page]

STOCKHOLDERS

/s/ Patrick W. Cavanagh

Name: Patrick W. Cavanagh

/s/ Dennis E. Bunday

Name: Dennis E. Bunday

/s/ Mark S. Koenen

Name: Mark S. Koenen

/s/ Kenneth Dean Hendrickson

Name: Kenneth Dean Hendrickson

/s/ R. Eugene Goodson

Name: R. Eugene Goodson

/s/ Doug Hailey

Name: Doug Hailey

/s/ Samuel H. Greenswalt

Name: Samuel H. Greenswalt

/s/ Donn J. Viola

Name: Donn J. Viola

/s/ Peter Salas

Name: Peter Salas

DOLPHIN OFFSHORE PARTNERS, L.P.

/s/ Peter Salas

Name: Peter Salas, Authorized Signatory

DOLPHIN OFFSHORE PARTNERS, L.P.

/s/ Peter Salas,

Name: Peter Salas, Authorized Signatory

SCHEDULE A
Ownership of Company Common Stock

Name	Number of Shares of Company Common Stock Beneficially Owned	Number of Shares of Company Common Stock Owned of Record	Number of Shares Subject to Unexercised Company Options(1)	Number of Subject Shares

Patrick W. Cavanagh	211,903	116,732	95,171	211,903

Dennis E. Bunday	87,946	53,431	34,515	87,946

Mark S. Koenen	64,447	33,472	30,975	64,447

Kenneth Dean Hendrickson	12,579	8,441	4,138	12,579

R. Eugene Goodson	166,743	156,406	10,337	166,743

Doug Hailey	110,303	94,626	15,677	110,303

Samuel H. Greenawalt	45,677	30,000	15,677	45,677

Donn J. Viola	27,123	11,538	15,540	27,123

Peter Salas(2)	1,829,575	1,817,936	11,639	1,829,575

Dolphin Offshore Partners, L.P.	1,106,274	1,106,274		1,106,274

Dolphin Direct Equity Partners, L.P.	707,211	707,211		707,211

(1) Amounts reflect the number of shares of Common Stock issuable upon the exercise on a net issue exercise basis of Company Options held by each Stockholder. For the purposes of clarity, the gross number of shares issuable upon an exercise of such Company Options shall be Subject Shares hereunder.
(2) Amounts include 1,813,485 shares of Common Stock indirectly held through control of Dolphin Offshore Partners, L.P. and Dolphin Direct Equity Partners, L.P. Mr. Salas does not presently have authority to vote 487,465 of the shares of Common Stock held by Dolphin Offshore Partners, L.P. as a result of bankruptcy proceedings pending against the brokerage firm in which the shares are held.

A-1